Exhibit 99.2

JARDEN CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP
For the quarters and years ended December 31, 2012 and 2011
(In millions)

	For the quarters ended		For the years ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Reconciliation of Non-GAAP measure:
Net income	$48.7	$21.1	$243.9	$204.7

Income tax provision	31.9	18.5	147.6	125.7
Interest expense, net	49.5	44.9	185.3	179.7
Loss on early extinguishment of debt	—	—	—	12.8
Impairment of goodwill and other assets	—	52.5	—	52.5
Depreciation and amortization	42.9	42.0	152.8	163.7

Earnings before interest, taxes, depreciation and amortization (EBITDA)	173.0	179.0	729.6	739.1

Other adjustments:
Fair market value adjustment to inventory	—	—	6.0	6.9
Cumulative adjustment of stock compensation	33.6	—	33.6	—
Reorganization costs, net	17.8	17.2	27.1	23.4
Acquisition-related and other costs	5.0	15.0	17.5	21.4

AS ADJUSTED EBITDA (SEGMENT EARNINGS)	$229.4	$211.2	$813.8	$790.8

	For the quarters ended December 31,		Increase/ (Decrease)	For the years ended December 31,		Increase/ (Decrease)
	2012	2011		2012	2011
GROSS MARGIN (%)
Gross margin as reported	27.9%	26.6%	1.3%	28.7%	27.8%	0.9%
Fair market value adjustment to inventory	—	—	—	0.1%	0.1%	—
Rationalization of international manufacturing facilities	0.2%	1.0%	(0.8)%	0.2%	0.4%	(0.2)%

Adjusted gross margin	28.1%	27.6%	0.5%	29.0%	28.3%	0.7%

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, certain acquisitions and exited business from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the quarter and year ended December 31, 2012:

	For the quarter ended December 31, 2012
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	0.6%	9.5%	3.6%	8.9%	28.2%	4.7%
Foreign exchange	1.0%	(0.9)%	1.7%	(0.1)%	—%	0.5%
(Acquisitions)/exited business, net	0.7%	(5.3)%	—%	—%	—%	(1.7)%

Organic net sales growth	2.3%	3.3%	5.3%	8.8%	28.2%	3.5%

	For the year ended December 31, 2012
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	(2.9)%	3.2%	1.1%	7.4%	16.9%	0.3%
Foreign exchange	1.6%	0.4%	3.3%	0.1%	—%	1.6%
(Acquisitions)/exited business, net	1.7%	(2.0)%	—%	—%	—%	0.1%

Organic net sales growth	0.4%	1.6%	4.4%	7.5%	16.9%	2.0%

	For the quarters ended December 31,		For the years ended December 31,
	2012	2011	2012	2011
SELLING, GENERAL & ADMINISTRATIVE EXPENSES AS A PERCENT OF NET SALES
Selling, general and administrative expenses as reported	19.8%	17.7%	19.7%	18.9%
Cumulative adjustment of stock compensation	(1.8)%	—	(0.4)%	—
Acquisition related and other costs	(0.3)%	0.1%	(0.3)%	(0.1)%
Amortization of acquired intangible assets	(0.3)%	(0.3)%	(0.3)%	(0.3)%

Adjusted selling, general and administrative expenses as a % of net sales	17.4%	17.5%	18.7%	18.5%

(in millions)	For the quarters ended December 31,
	2012	2011
INTEREST EXPENSE, NET
Interest expense, net as reported	$49.5	$44.9
Original issue discount amortization	(3.0)	—

Adjusted interest expense, net	$46.5	$44.9

(in millions)	For the years ended December 31,
2012
INCOME TAX PROVISION
Income tax provision as reported	$147.6
Normalization of adjusted profit before tax to estimated effective rate	29.3

Adjusted income tax provision	$176.9